Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
James Dwyer	Jim Beck
412-992-5450	412-315-2909
James.Dwyer@alcoa.com	Jim.Beck@alcoa.com

Alcoa gains improved terms with amended and restated Revolving Credit Facility

PITTSBURGH, JUNE 29, 2022 — Alcoa Corporation (NYSE: AA) today announced it has amended and restated its existing Revolving Credit Facility into a $1.25 billion revolving credit facility (the “Facility”) with improved terms, including the addition of sustainability-linked metrics.

The agreement for the Facility continues to be between Alcoa Nederland Holding B.V., a wholly owned subsidiary of Alcoa Corporation, and a syndicate of banks. Alcoa has not drawn on the Facility, which has been in place since November 2016.

Some of the key benefits of the amended and restated revolving credit agreement include:

•	Greater flexibility for Alcoa to execute on its long-term strategies.

•	An extended maturity date from November 2023 to June 2027.

•	Release by the lenders of the collateral package that had previously secured the Facility, which will continue so long as certain credit ratings are maintained.

•	Additional flexibility for dividends and other restricted payments, to make investments, and to incur indebtedness.

•	A sustainability adjustment to the applicable margin and commitment fee that may result in a positive or negative adjustment based on two of the Company’s existing sustainability metrics.

“The improved terms of the amended Facility reinforce the important work that we’ve completed over these past several years to strengthen Alcoa’s balance sheet,” said Executive Vice President and Chief Financial Officer William Oplinger. “Alcoa is well positioned for the future, and this Facility is another proof point of the strength of the Company and its commitment to our strategy to advance sustainably.”

The Facility includes two of the Company’s existing sustainability-backed metrics: First, reducing carbon dioxide equivalent intensity in the Company’s smelting and refining segments for direct (Scope 1) and indirect (Scope 2) emissions and, second, increasing the percentage of renewable sources that power the Company’s global aluminum smelters, including hydro, geothermal, solar, wind and biomass.

Alcoa’s alumina refining portfolio currently has the world’s lowest average carbon dioxide equivalent intensity, and its global smelting portfolio has 81 percent of its power sources coming from renewable energy.

-MORE-

In 2021, Alcoa announced its ambition to reach net zero scope 1 and scope 2 greenhouse gas emissions across its global operations by 2050. The Company also announced a suite of research and development projects that have the potential to decarbonize the aluminum production process and drive value for Alcoa and its stakeholders. More details on the technology roadmap and Alcoa’s sustainability strategy can be found in the Company’s annual Sustainability Report.

“As one of the world’s largest producers in the upstream aluminum industry, Alcoa’s sustainability efforts are industry-leading and crucial to the broader transition efforts,” said Ana Carolina Oliveira, Head of Sustainable Finance, Americas, ING. “This amended Facility displays Alcoa’s commitment to sustainability and setting credible milestones in transitioning the aluminum industry to net-zero emissions, a critical sector to the achievement of global climate goals.”

JPMorgan Chase acted as the administrative agent, Citibank N.A. as the syndication agent, and ING Capital LLC as the sustainability structuring agent.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. With a values-based approach that encompasses integrity, operating excellence, care for people and courageous leadership, our purpose is to Turn Raw Potential into Real Progress. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to greater efficiency, safety, sustainability and stronger communities wherever we operate.

Learn more about Alcoa’s sustainability strategy and social, economic, and environmental progress at www.alcoa.com/sustainability.

Dissemination of Company Information

Alcoa intends to make future announcements regarding Company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aim,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “projects,” “reach,” “seeks,” “sees,” “should,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa Corporation’s filings with the Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

###